          As filed with the Securities and Exchange Commission
                         on August 29, 1997

                                        Registration No.333-

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
               -------------------------------------
                             FORM S-3
                    REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
               -------------------------------------

               EXCALIBUR TECHNOLOGIES CORPORATION
          [Exact name of issuer as specified in its charter

          Delaware                      85-0278207
(State or other jurisdiction or    (I.R.S. Employer
of incorporation organization)     Identification No.)

                    1921 Gallows Road, Suite 200
                    Vienna, Virginia  22182
                         703-761-3700
(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

                    Patrick C. Condo
                    President and
                    Chief Executive Officer
                    1921 Gallows Road
                    Suite 200
                    Vienna, Virginia  22182
                    703-761-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)


                    Copies to:
                    Robert H. Werbel, Esq.
                    Werbel & Carnelutti
                    A Professional Corporation
                    711 Fifth Avenue
                    New York, New York  10022
                    (212) 832-8300

     Approximate date of commencement of proposed sale to public:
          From time to time after the effective date of this Registration Statement

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]


               CALCULATION OF REGISTRATION FEE

                                             Proposed
Title of Each                                Maximum
Class of Securities      Amount to           Offering Price
to be Registered         be Registered       Per Unit (2)
-----------------------------------------------------------------
                         2,000,000
Common Stock,            (1)
$.01 par value            shares             $9.13


Proposed Maximum
Aggregate                Amount of Registration
Offering Price (2)       Fee (2)
-----------------------------------------------------------------

$18,260,000              $5,533


     (1) The amount of shares of Common Stock being registered hereunder also includes such additional indeterminate number of shares of Common Stock in connection with the market making activities of Allen & Company Incorporated.


     (2) Pursuant to Rule 457(c), the offering price and amount of registration fee have been calculated based upon the average of the high and low sale prices of the registrant's Common Stock as reported by NASDAQ on August 22, 1997.

                    ---------------------------

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               EXCALIBUR TECHNOLOGIES CORPORATION
          Cross-Reference Sheet Pursuant to Rule 404(a)
               and Item 501(b) of Regulation S-K


     Form S-3 Item Number and Caption   Caption in Prospectus
     --------------------------------   ----------------------

1.   Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus           Cover Page

2.   Inside Front and Outside Back      Inside Front and Outside
     Cover Pages of Prospectus          Back Cover Pages of
                                        Prospectus; Available
                                        Information

3.   Summary Information, Risk
     Factors and Ratio of Earnings      Prospectus Summary; The
     to Fixed Charges                   Company; Risk Factors

4.   Use of Proceeds                    Not Applicable

5.   Determination of Offering Price    Not Applicable

6.   Dilution                           Dilution

7.   Selling Security Holders           Not Applicable

8.   Plan of Distribution               Cover Page; Plan of
                                        Distribution

9.   Description of Securities          Cover Page; Description
     to be Registered                   of Capital Stock

10.  Interests of Named Experts
     and Counsel                        Not Applicable

11.  Material Changes                   Not Applicable

12.  Incorporation of Certain           Incorporation of Certain
     Information by Reference           Information by Reference

13.  Disclosure of Commission
     Position on Indemnification        Not Applicable

               Subject to Completion, dated August 29, 1997


                         PROSPECTUS


               EXCALIBUR TECHNOLOGIES CORPORATION

                2,000,000 SHARES OF COMMON STOCK

          This Prospectus relates to 2,000,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Excalibur Technologies Corporation, a Delaware corporation (the "Company"). The Shares being registered are intended to cover shares of Common Stock of the Company that Allen & Company Incorporated ("Allen"), as a registered securities broker-dealer, may sell from time to time solely as a market maker in the National Association of Securities Dealers Inc. Automated Quotation ("NASDAQ") system from among shares of the Company's Common Stock that Allen has purchased as a NASDAQ market maker from persons other than the Company. The Company will not receive any proceeds from the sale of the Shares by Allen. See "Plan of Distribution."

          The Company will pay all the expenses, estimated to be approximately $25,000, in connection with this offering, other than underwriting commissions and discounts and counsel fees and expenses of Allen.

----------------------------------------------------------------
     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES




     A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
----------------------------------------------------------------

          The Company's Common Stock is traded in the over-the-counter market and included in the NASDAQ National Market System under the symbol EXCA. The last reported sale price of the Common Stock reported in the NASDAQ National Market System on August 22, 1997 was $10.25 per share.


          The date of this Prospectus is August 29, 1997.

TABLE OF CONTENTS
-------------------

                                                       Page

Available Information                                  3

Incorporation of Certain Information by Reference      3

The Company                                            5

Risk Factors                                           7

Plan of Distribution                                   9

Dilution                                               9

Description of Capital Stock                           11

Experts                                                13

Legal Matters                                          13


          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR
TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.  THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO
ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF
ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR
SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                    AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements filed by the Company may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

          This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington D.C. upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission as described above.

          The Company's Common Stock is traded on the National Association of Securities Dealers' Automated Quotation ("NASDAQ") National Market System. All reports and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., Listing Department, 1735 K Street, N.W., Washington, D.C. 20006.

          INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents filed by the Company with the Commission (File No. 0-9747) are incorporated by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997.

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997.

          3. The Company's proxy statement dated May 29, 1997 relating to the Company's 1997 Annual Meeting of Shareholders.

          All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          Copies of any and all documents that have been incorporated by reference herein, other than exhibits to such documents, may be obtained upon request without charge from the Company's Corporate Secretary, Excalibur Technologies Corporation, 1921 Gallows Road, Suite 200, Vienna, Virginia 22182, telephone number (703) 761-3700. Please specify the information desired when making such request.

                         THE COMPANY

          Excalibur Technologies Corporation ("Excalibur") believes that it is the pioneer and technology leader in providing enterprise-wide, accurate, scaleable and secure knowledge-retrieval software solutions. Excalibur's software products combine two complementary technologies: semantic networks and Adaptive Pattern Recognition Processing (APRP tm). Semantic networks leverage lexical knowledge at the highest level, using built-in knowledgebases to search for specific word meanings enriched by related terms and concepts. The APRP tm technology identifies patterns in digital data, providing the capability to build content-based retrieval applications for virtually any type of digital information. By integrating these two approaches, Excalibur believes that it delivers the most complete, powerful, yet easy to use knowledge retrieval capabilities available today and provides knowledge workers with intuitive, efficient and accurate access to the meaningful content of all types of digital information including unstructured text, live information streams, database fields, images and video.

          Based on these technologies, Excalibur has developed a comprehensive suite of knowledge retrieval software products including Excalibur RetrievalWare and Excalibur EFS (Electronic Filing Software). Excalibur RetrievalWare is a unified family of software components, including libraries, services and applications, that enables developers to build best-of-breed solutions that transform information into knowledge. Excalibur's software solutions deliver capabilities for real-time profiling and retrospective text searching, combined full-text and database searching, word meaning-based semantic searching, fault-tolerant pattern recognition-based searching, statistical searching and a full suite of traditional keyword and Boolean search techniques. Excalibur offers its software solutions to information systems for workgroups, enterprises and distributed wide area networks, including the Internet and World Wide Web. Excalibur RetrievalWare's modular architecture supports parallel processing on distributed, multi-threaded servers and is designed to support both very large databases and large information systems with thousands of users. Excalibur EFS is a multi-platform, commercial, end-user software application for document imaging and information retrieval.

          On May 5, 1997, the Company acquired Interpix Software Corporation ("Interpix"), located in Santa Clara, California, a privately-owned company and developer of a commercial technology enabling the collection, indexing, management and presentation of multimedia data on the Internet and corporate intranets. The purchase method of accounting will be applied to this acquisition transaction and, accordingly, the results of operations of Interpix will be included in the Company's consolidated results of operations from the date of acquisition. The results of operations of Interpix for fiscal periods prior to the acquisition are not significant to the prior period operating results of the Company. The shareholders of Interpix received 275,000 shares of common stock of Excalibur in exchange for all of the outstanding common stock of Interpix. The total purchase price included the value of the Excalibur shares and out-of-pocket acquisition costs. It was allocated to the assets purchased and the liabilities assumed based upon their fair values on the date of acquisition. Purchase price of approximately $1,284,000 was allocated to research and development projects in process and was expensed in the three month period ended July 31, 1997. The excess of the purchase price over the fair value of the net assets of Interpix of approximately $545,000 will be amortized on a straight-line basis over five years.

          In July 1995, Excalibur acquired ConQuest Software, Inc. ("ConQuest"), a private company located in Columbia, Maryland, engaged in the business of providing natural language text management software tools, through the issuance of approximately 1,427,000 shares of Excalibur common stock and options to purchase approximately 572,000 shares of Excalibur common stock to the former ConQuest shareholders and option holders in exchange for all of the outstanding common stock of ConQuest. The transaction was accounted for as a pooling of interests. The consolidated results of operations and the discussion thereof that are presented herein reflect the combined results of the pooled business for the respective periods presented.

          In July 1992, the Company established a wholly-owned subsidiary in the United Kingdom, Excalibur Technologies International, Ltd. ("ETIL"), in order to conduct international sales activities. Except as otherwise noted, Excalibur, ConQuest, Interpix and ETIL are collectively referred to hereinafter as the "Company."

          The Company licenses its software products to commercial businesses and government agencies throughout North America, Europe and other parts of the world. The Company licenses to end user organizations on a direct basis and also distributes its software products through license agreements with value-added resellers, system integrators, original equipment manufacturers and other strategic partners. As of January 31, 1997, more than 900 customers were using the Company's software products.

          Excalibur was incorporated on February 11, 1980 as a New Mexico corporation and reincorporated on September 26, 1989 as a Delaware corporation. The Company's principal executive offices are located at 1921 Gallows Road, Suite 200, Vienna, Virginia 22182, telephone (703) 761-3700.

                         RISK FACTORS

          A prospective investor should carefully consider all of the information contained in this Prospectus and, in particular, the following:

          Marketing Acceptance of Products and Historical Operating Losses. The Company believes that its future profitability will depend on its ability to effectively market existing and newly-developed software products through a balanced multi-channel distribution network. There can be no assurance that the expenses incurred in connection with the development, introduction and promotion of enhanced or new products will not exceed the Company's expectations, or that these products will generate revenues sufficient to offset these expenses. The Company has operated at a loss for each of the past three fiscal years. The Company reported a net loss of approximately $7,173,000 on revenues of approximately $20,259,000 for the fiscal year ended January 31, 1997, a net loss of approximately $884,000 on revenues of approximately $18,675,000 for the fiscal year ended January 31, 1996, and a net loss of approximately $9,388,000 on revenues of approximately $12,638,000 for the fiscal year ended January 31, 1995. For the three and six month periods ended July 31, 1997, the Company incurred net losses of $3,221,000 and $7,778,000, respectively, on revenues of $5,185,000 and $8,638,000, respectively. These losses reflect the Company's expenditures associated with building a sales and marketing organization to sell new software products and further developing software products during such years. The Company will continue to invest in these programs and, accordingly, operating losses may continue for at least the next 12 months.

          Lack of Patent Protection. The Company has not obtained patents on any of its technology. The Company regards its software as proprietary and relies primarily on a combination of copyright, trademark and trade secret laws of general applicability, employee confidentiality and invention assignment agreements, distribution and OEM software protection agreements and other intellectual property protection methods to safeguard its technology and software products. The Company also relies upon its efforts to design and produce new products, and upon improvements to existing products, to maintain a competitive position in the marketplace. The Company has no assurance that its technology will remain proprietary.

          Competition. Competition in the computer and communications industry in general, and the computer software industry in particular, is intense. The Company's competitors include many companies which are larger and more established and have substantially more resources than the Company.

          Dependence on Computer Manufacturers. The Company's computer software products are designed to work specifically with manufacturers' computer systems; however, the Company has no agreement with the manufacturers of those computers by which it may ensure that the computers will not be redesigned in a manner incompatible with the Company's products.

          Dependence on Key Personnel. The Company's business is substantially dependent upon the active participation and technical expertise of its executive officers and key personnel. The Company's ability to maintain a competitive position in light of technological developments will depend, in large part, on its ability to attract and retain highly qualified personnel, of which there can be no assurance. The Company has acquired a $1 million life insurance policy on the life of Patrick C. Condo, its President and Chief Executive Officer.

          Voting Control by Principal Shareholder. Allen & Company Incorporated ("Allen"), certain officers and shareholders of Allen and certain persons who might be deemed to be related persons of Allen together beneficially own approximately 39% of the outstanding shares of Common Stock of the Company. Accordingly, Allen may be deemed to be an "affiliate" of the Company within the meaning of the Securities Act of 1933. As a result of such ownership interest, Allen and such other persons may be able to effectively control the outcome of certain matters requiring a shareholder vote, including offers to acquire the Company and election of directors. In addition, Donald R. Keough, the Chairman of the Board of Directors of the Company is the Chairman of the Board of Directors of Allen, and Richard M. Crooks, Jr., the Chairman of the Executive Committee of the Board of Directors of the Company, is a director of and consultant to Allen.

          Authorization of Preferred Stock. The Companys Certificate of Incorporation authorizes the issuance of one million shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Companys Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of the Companys Common Stock. Although the Company has no present intention of issuing any shares of Preferred Stock, it can give no assurance that it will not issue Preferred Stock in future. See "Description of Capital Stock - Preferred Stock".

          Certain Anti-Takeover Provisions. Certain provisions of the Companys Certificate of Incorporation, its Stock Option Plans and Delaware law could have the effect, either alone or in combination with each other, of making more difficult, or discouraging an acquisition of the Company deemed undesirable by its Board of Directors. Under the Companys Certificate of Incorporation there are approximately 22,787,000 unreserved shares of Common Stock and approximately 950,000 shares of Preferred Stock available for future issuance without shareholder approval as of July 31, 1997. The existence of authorized but unissued capital stock, together with the continued voting control of the Company by Allen could have the foregoing effect of discouraging an acquisition of the Company. Under the Company's Stock Option
Plans, as amended (the "Plans"), in the event of a change in control, stock appreciation rights ("SARs") and limited SARs outstanding for at least six months and any stock options which are not then exercisable will become fully exercisable and vested. The Plans may have the effect of significantly increasing the costs of acquiring the Company in a hostile takeover. The Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation, such as the Company, from engaging in a wide range of specified transactions with any person who becomes a 15% stockholder, under certain circumstances, within three years after such person became an "interested shareholder."


          Stock Options Outstanding. As of July 31, 1997, the Company had outstanding stock options to purchase an aggregate of 2,330,261 shares of Common Stock at exercise prices ranging from $1.04 to $28.69 per share. These options are likely to be exercised, if at all, at a time when the Company otherwise could obtain a price for the sale of shares of Common Stock which is higher than the option exercise price per share. Such exercise or the possibility of such exercise may impede the Company if it later seeks financing through the sale of additional securities.

          Future Sales of Common Stock. Of the Company's shares of Common Stock currently outstanding, a substantial number of such shares are "restricted securities" as that term is defined under Rule 144 under the Securities Act, which, under certain circumstances, may be sold without registration with the Commission under the Securities Act. An aggregate of approximately 2,085,111 shares of the Company's Common Stock subject to stock options are presently being offered for sale under the Company's registered stock option plans. The Company is unable to predict the effect that sales of Common Stock made under Rule 144 or pursuant to the stock options described above, or otherwise, may have on the then prevailing market price of Common Stock.

                    PLAN OF DISTRIBUTION

          This Prospectus relates to the sale by Allen of 2,000,000 fully paid and non-assessable shares of the Companys Common Stock, par value $.01 per share. The Shares being registered are intended to cover Shares of Common Stock of the Company that Allen, as a registered securities broker-dealer, may sell from time to time solely as a market maker in the NASDAQ system from among shares of the Company's Common Stock that Allen (which may be deemed to be an "affiliate" of the Company within the meaning of the Securities
Act) has purchased as a NASDAQ market maker from persons other than the Company. During the past year, there have been between 20 and 33 other market makers in the Company's Common Stock who are unaffiliated with the Company and/or Allen.

          The Company will pay all the expenses, estimated to be $25,000 in connection with this offering, other than underwriting commissions and discounts and counsel fees and expenses of Allen.

                         DILUTION

          The net tangible book value of the Company as of July 31, 1997 was approximately $11,710,000 or $0.90 per common share.
Since the shares are being offered by Allen, there is no increase in net tangible book value per common share to existing shareholders by virtue of the sale. Without taking into account any changes in net tangible book value after July 31, 1997 or shares issued after that date, the Company had as of that date an aggregate of approximately 13,049,000 shares of Common Stock outstanding with a net tangible book value of $0.90 per share. Assuming a sale at the anticipated offering price set forth below, this will represent an immediate dilution of $8.23 per share to new shareholders. The following table illustrates this dilution per share:

Anticipated offering price per share              $9.13

Net tangible book value per common share
 before offering    (1)                           $0.90

Net tangible book value per common share
 after offering                                   $0.90

Dilution per share to new shareholders  (2)       $8.23

          The calculations above do not take into account the exercise of outstanding stock options. On July 31, 1997, there were outstanding options to purchase an aggregate of 2,330,261 shares of Common Stock at exercise prices ranging from $1.04 to $28.69 per share. To the extent that these stock options are exercised, there may be further dilution to new shareholders.

----------------------

(1) Net tangible book value per common share represents the amount of total tangible assets less total liabilities and preferred stock, divided by the number of shares of Common Stock outstanding at that date.

(2) Dilution is determined by subtracting net tangible book value per common share after the offering from the amount paid by an investor for a share of Common Stock.

                    DESCRIPTION OF CAPITAL STOCK

          The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share, of which 49,587 shares are designated as Cumulative Convertible Preferred Stock. At July 31, 1997, 13,048,613 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding, except for 27,180 shares of Cumulative Convertible Preferred Stock.

Common Stock

          The issued and outstanding shares of Common Stock are, and the Shares being offered hereby by Allen are, validly issued, fully paid and non-assessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The Company has not paid any dividends and does not expect to pay cash dividends on its Common Stock in the foreseeable future.

          All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by the shareholders. Cumulative voting in the election of directors is not allowed, which means that the holders of more than 50% of the outstanding shares can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors.

          The shares have no pre-emptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution to shareholders.

Preferred Stock

          The Board of Directors of the Company has the authority to issue 950,413 shares of Preferred Stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the shareholders.

          The Company's 49,587 shares of Cumulative Convertible Preferred Stock are convertible into shares of Common Stock at the rate of ten shares of Common Stock per share of Cumulative Convertible Preferred Stock. Holders of the Cumulative Convertible Preferred Stock are entitled to receive cumulative dividends at $0.50 per share per annum payable annually on April 1, if declared by the Board of Directors, in cash or shares of Common Stock (to be determined by the Board), valued at the lower of $1.00 per share or the market price on the date of declaration. In the event of voluntary liquidation, dissolution or winding-up of the Company, or upon any distribution of assets, whether voluntary or involuntary, holders of the Cumulative Convertible Preferred Stock would have a liquidation preference of $10.00 per share, plus accrued and unpaid dividends.

          The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The Company has no present plans to issue any shares of Preferred Stock or Cumulative Convertible Preferred Stock.

Certain Anti-Takeover Provisions

          Under the Company's Certificate of Incorporation, there are approximately 22,787,130 unreserved shares of Common Stock, 950,413 shares of Preferred Stock and 22,407 shares of Cumulative Convertible Preferred Stock available for future issuance without shareholder approval, as of July 31, 1997. The existence of authorized but unissued capital stock, together with the continued voting control of the Company by Allen (see "Risk Factors -- Voting Control by Principal Shareholder"), could have the effect, either alone or in combination with each other, of making more difficult or discouraging an acquisition of the Company deemed undesirable by its Board of Directors.

          Under the Company's Stock Option Plans, as amended (the "Plans"), in the event of a change in control, stock appreciation rights ("SAR's") and limited SARs outstanding for at least six months and any stock options which are not then exercisable will become fully exercisable and vested. The Plans may have the effect of significantly increasing the costs of acquiring the Company in a hostile takeover.

          The Company is subject to Section 203 of the Delaware
General Corporation Law, which prohibits a Delaware corporation, such as the Company, from engaging in a wide range of specified transactions with any person who becomes a 15% stockholder, under certain circumstances, within three years after such person became an "interested shareholder." Because Allen & Company
Incorporated's stock ownership in the Company, which otherwise would cause it to be such an "interested stockholder," antedates the 1987 effective date of Section 203, Allen is not subject to the prohibitions of such Section.

Transfer Agent

          The transfer agent and registrar for the Common Stock is American Securities Transfer, Inc. of Denver, Colorado.


                              EXPERTS

          The audited consolidated financial statements and schedule of Excalibur Technologies Corporation ("Excalibur") at January 31, 1997 and 1996, and for each of the three years in the period ended January 31, 1997, incorporated in this Prospectus by reference to Excalibur's Annual Report on Form 10-K for the year ended January 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.



                         LEGAL MATTERS

          The validity of the Common Stock offered hereby will be passed upon for the Company by Werbel & Carnelutti, A Professional Corporation, 711 Fifth Avenue, New York, New York 10022.

                              PART II

               INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

Securities and Exchange Commission
  Registration Fee                         5,500
Legal Fees and Expenses*                  10,000
Accountants' Fees*                         5,000
Miscellaneous                              4,500
                                        -----------
  Total Expenses                        $ 25,000

*  Estimated.


     All expenses incurred in connection with this registration will be borne by the registrant. Allen shall be responsible for its underwriting commissions and discounts, as well as counsel fees and expenses.


Item 15.  Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of the State of Delaware empowers the Company to, and the By-laws of the Company provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

          The Company's By-laws provide, pursuant to Section 145 of the General Corporation Law of the State of Delaware, for indemnification of officers, directors, employees and agents of the Company and persons serving at the request of the Company in such capacities within other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their position with the Company or such other business organizations.

Item 16.  Exhibits.

           5.1 Opinion re: Legality

          23.1 Consent of Werbel & Carnelutti, A Professional
Corporation (included in Exhibit 5.1).

          23.2 Consent of Arthur Andersen LLP, Independent Public
Accountants.

          25.1 Power of Attorney (included in signature page hereof).

Item 17.  Undertakings.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by
                         Section 10(a)(3) of the Securities Act
                         of 1933;

                    (ii) To reflect in the prospectus any facts
                         or events arising after the effective
                         date of the registration statement (or
                         the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information
                          with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                         Provided, however, that paragraphs
                         (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.


                         SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Vienna, Commonwealth of Virginia, on the 27th day of August, 1997.

                              EXCALIBUR TECHNOLOGIES CORPORATION


                              By: /s/ Patrick C. Condo
                              -------------------------
                                 Patrick C. Condo
                            Chief Executive Officer and President


                    POWER OF ATTORNEY


          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick C. Condo his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES                   Title


/s/ Patrick C. Condo     President, Chief Executive
--------------------     Officer and Director
Patrick C. Condo         (Principal Executive Officer)
Dated:  August 27, 1997

                         Chairman of the Board
---------------------    of Directors
Donald R. Keough
Dated:  August __, 1997

/s/ James H. Buchanan    Chief Financial Officer
---------------------    and Treasurer (Principal
James H. Buchanan        Financial and Accounting Officer)
Dated:  August 27, 1997

/s/ Richard M. Crooks, Jr.    Director
--------------------------
Richard M. Crooks, Jr.
Dated:  August 29, 1997

/s/John S. Hendricks          Director
--------------------------
John S. Hendricks
Dated:  August 27, 1997

/s/ W. Frank King III         Director
--------------------------
W. Frank King III
Dated:  August 26, 1997

/s/ John G. McMillian         Director
--------------------------
John G. McMillian
Dated:  August 28, 1997

/s/ Philip J. O'Reilly        Director
--------------------------
Philip J. O'Reilly
Dated:  August 27, 1997

/s/ Shaun C. Viguerie         Director
--------------------------
Shaun C. Viguerie
Dated:  August 27, 1997

                         EXHIBIT INDEX


5.1  Opinion re: Legality

23.1 Consent of Werbel & Carnelutti, A Professional Corporation
     (included in Exhibit 5.1)

23.2 Consent of Arthur Andersen LLP, Independent Public
     Accountants

25.1 Power of Attorney (included in signature page to Registration Statement)

                                                  Exhibit 23.2

          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


          As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated February 28, 1997 included in the Company's Form 10-K for the year ended January 31, 1997, and to all references to our Firm included in this Registration Statement.


                              ARTHUR ANDERSEN LLP




Washington, D.C.
August 27, 1997

                    FORM OF LEGAL OPINION
                              OF
                    WERBEL & CARNELUTTI
                  A Professional Corporation


                                             August 29, 1997


Excalibur Technologies Corporation
1921 Gallows Road, Suite 200
Vienna, VA  22182

Dear Sirs:

          We are acting as counsel to Excalibur Technologies Corporation (the "Company") in connection with the Registration Statement on Form S-3, to be filed on or about August 29, 1997 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 2,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares").

          We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

          Based upon the foregoing, we are of the opinion that the Shares have been validly issued and fully paid and are non-assessable shares of Common Stock of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,
                                   WERBEL & CARNELUTTI

                              By /S/ Werbel & Carnelutti

                       WERBEL & CARNELUTTI
                   A Professional Corporation
                        711 Fifth Avenue
                    New York, New York 10022


                              August 29, 1997



VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Attention: Filing Desk


          Re: Excalibur Technologies Corporation (the " Company") Registration Statement on Form S-3


Dear Ladies and Gentlemen:

          Accompanying this letter for filing pursuant to the Securities Act of 1933, as amended, is a conformed copy of the above-captioned Registration Statement on Form S-3 filed on behalf of the Company. Manually executed signature pages have been executed prior to the time of this electronic filing. The filing fee of $5,533 is being transmitted by wire transfer to the Commission's account at Mellon Bank.

          If we can respond to any comments or questions, please do not hesitate to contact the undersigned collect, at (212) 832-
8300.

                              Sincerely,

                              /s/ Victoria J. Vitrano

Enclosure

cc:  Hank Deily



102786